Exhibit 4

UNITED BANKSHARES, INC. 2016 LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE.

(a) In General. The United Bankshares, Inc. (“Company”) 2016 Long-Term Incentive Plan is designed to enhance the ability of the Company to attract and retain exceptionally qualified individuals, to be competitive in the marketplace and to encourage them to acquire a proprietary interest in the growth and performance of the Company.

(b) Application of Plan to Prior Awards. Any Awards granted under the Company 2011 Long-Term Incentive Plan or the Company 2006 Stock Option Plan will continue to be administered under, and subject to the provisions of the 2011 Plan or 2006 Plan, as the case may be. This 2016 Plan will not alter the terms of any outstanding awards granted under the 2011 or the 2006 Plan. Any shares that remain unissued from the 2011 Plan or the 2006 Plan as of May 16, 2016 will cease to be available for future use.

SECTION 2. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth in this Section 2. Any definition of a performance measure used in connection with an Award described by Section 8(b) shall have the meaning commonly ascribed to such term by generally acceptable accounting principles as practiced in the United States.

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(b) “Award” shall mean any Option, award of Restricted Stock, Restricted Stock Unit, Performance Unit, Stock Appreciation Right or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in electronic form.

(d) “Board” shall mean the board of directors of the Company.

(e) “Cause” shall mean embezzlement, personal dishonesty causing material injury to the Company of any Affiliate, conviction of a felony, failure to perform material duties, intentional and material injury to the Company or any Affiliate, gross incompetence, habitual drunkenness or drug use or addiction, public denigration of the Company or any Affiliate or Bank or any officer or director thereof, physical violence against an employee of the Company or any Affiliate or destruction of substantial property or assets of the Company or any Affiliate.

(f) “Change of Control” means with respect to (i) the Company or an Affiliate for whom the Participant is performing services at the time of the Change in Control Event; (ii) the Company or any Affiliate that is liable for the payment to the Participant hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Participant for the Company or such corporation (or corporations) or there is a bona fide business purpose for the Company or such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making the Company or such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of a “Change in Control Event” thereunder.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean a committee of the Board designated by the Board to administer the Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board designated by the Board to administer the Plan and comprised solely of at least four directors, each of whom must qualify as an “independent director” per the Committee’s charter, shall be the Committee under the Plan.

(i) “Company” shall mean United Bankshares, Inc., together with any successor thereto.

(j) “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

(k) “Effective Date” shall mean the date as provided in Section 14.

(l) “Executive Group” shall mean every person who is expected by the Committee to be both (i) a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which an amount related to or arising in connection with the Award may be deducted by the Company, and (ii) the recipient of taxable compensation of more than $1,000,000 for that taxable year.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Fair Market Value means, unless otherwise determined by the Committee or Board, as applicable, with respect to a Share on the relevant date:

(i) if the Share is listed on an established securities exchange, the value per Share shall be the last sales price on the date in question, or if no sales of Shares occur on the date in question, on the last preceding date on which there was a sale on such exchange;

(ii) if the Share is not listed on an established securities exchange but is traded on any formal over-the-counter quotation system which reports quotations from more than one broker or dealer, the value per Share shall be based on the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the relevant date, or on the last preceding date of which there was a sale of Shares on that market; or

(iii) if the Share is not listed on an established securities exchange or is not traded on any formal over-the-counter quotation system which reports quotations from more than one broker or dealer, the value per Share shall be based on a reasonable valuation method that conforms to the requirements of Internal Revenue Code Section 409A.

With respect to any other property, the fair market value of such property shall be determined by such methods or procedures as the Committee or Board, as applicable, establishes.

(n) “Incentive Stock Option” shall mean an option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

(o) “Key Employee” means any officer or other key employee of the Company or any Affiliate who is responsible for or contributes to the management, growth, or profitability of the business of the Company or any Affiliate as determined by the Committee. In connection with any merger, acquisition or other business combination to which the Company or any Affiliate is a party, the Committee is authorized to designate other persons who may be deemed Key Employees for purposes of the Plan (other than with respect to the award of Incentive Stock Options) where such persons are key employees of another party to the business combination (or key employees of any affiliate of such party) but do not become employees of the Company or any Affiliate following the business combination, provided that the Committee determines that granting substitute Awards under the Plan, in place of outstanding awards held by the recipient under one or more plans of the predecessor employer, constitutes appropriate severance compensation.

(p) “Non-Employee Director” means each member of the Board who is not an employee of the Company or an Affiliate.

(q) “Non-Qualified Stock Option” shall mean an option granted under Section 6 that is not intended to be an Incentive Stock Option.

(r) “Normal Retirement” means retirement from the Company or any Affiliate after having attained age 65 and having provided 5 or more years of service.

(s) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(t) “Other Stock-Based Award” shall mean any right granted under Section 10.

(u) “Participant” shall mean an individual granted an Award under the Plan and to the extent applicable, includes any other individual who holds an outstanding Award (including, but not limited to, any individual who inherits a Participant’s Award following the Participant’s death).

(v) “Performance Unit” shall mean any right granted under Section 8.

(w) “Plan” shall mean this United Bankshares, Inc. 2016 Long-Term Incentive Plan.

(x) “Restricted Stock” shall mean any Share granted under Section 7.

(y) “Restricted Stock Unit” shall mean a contractual right granted under Section 7 that is denominated in Shares, each of which represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) on the terms and conditions set forth in the Plan and the applicable Award Agreement.

(z) “Shares” shall mean shares of the common stock of the Company, $2.50 par value, subject to adjustment as set forth in Section 5(e).

(aa) “Stock Appreciation Right” or “SAR” shall mean any right granted pursuant to Section 9 to receive, upon exercise by the Participant, or on a date or date specified in the SAR Award Agreement, as the case may be, the excess of:

(i) the Fair Market Value of one Share on the date of exercise or any date or dates during a specified period before the date of exercise, over

(ii) the grant price of the right, which grant price, except in the case of Substitute Awards, shall not be less than the Fair Market Value of one Share on the date of grant of the right.

(bb) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

SECTION 3. ELIGIBILITY.

(a) The Committee may designate any Key Employee, including any executive officer of the Company or any Affiliate, as a Participant. The Committee may designate a Non-Employee Director as a Participant.

(b) An individual who has agreed to accept employment by, or to provide services to, the Company or an Affiliate as a Key Employee shall be deemed to be eligible for Awards hereunder as of commencement of employment.

(c) Holders of options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder.

SECTION 4. ADMINISTRATION.

(a) The Plan shall be administered by the Committee. If, however, the Committee is not in existence, the Board shall assume the functions of the Committee and all references to the Committee in the Plan shall mean the Board. A director may serve as a member or alternate member of the Committee only during periods in which the director is (i) “independent” within the meaning of the applicable rules of the NASDAQ Stock Market, Inc., the Securities and Exchange Commission and the Company’s director independence standards and (ii) an “outside director” as described in Section 162(m) of the Code.

(b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine, consistent with Section 11(h), whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement); (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the discretion of the Committee or Board, as applicable, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant, any shareholder, and any employee of the Company or any Affiliate.

SECTION 5. SHARES AVAILABLE FOR AWARDS.

(a) Subject to adjustment as provided in this Section 5, the number of Shares available for issuance under the Plan shall be 1,700,000 Shares. Any and all Shares may be issued in respect of any of the types of Awards, provided that (1) the aggregate number of Shares that may be issued in respect of Restricted Stock Awards, and Restricted Stock Unit Awards which are settled in Shares is 500,000, and (2) the aggregate number of Shares that may be issued pursuant to Stock Options is 1,200,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 5(e), with respect to Awards to any Executive Group member, or that are otherwise intended to satisfy the requirements for performance-based compensation under Code Section 162(m): (i) the maximum number of Options and SARs, in the aggregate, which may be awarded to any individual Key Employee during any calendar year is 100,000; and (ii) the maximum number of Shares of Restricted Stock and/or Shares subject to a Restricted Stock Units Award that may be granted to any individual Key Employee during any calendar year is 50,000 Shares. Notwithstanding any of the foregoing and subject to adjustment in Section 5(e): (i) the maximum number of Options and SARs, in the aggregate, which may be awarded to any individual Non-Employee Director during any calendar year is 10,000 Shares and (ii) the maximum number of Shares of Restricted Stock and/or Shares subject to a Restricted Stock Units Award that may be granted to any individual Non-Employee Director during any calendar year is 5,000 Shares. If an Option or SAR is canceled, the canceled Option or SAR continues to be counted against the maximum number of Shares for which Options or SARs may be granted to the Participant under the Plan.

(b) If, after the effective date of the Plan, (i) any Shares covered by an Award, or to which such an Award relates, are forfeited or (ii) any Award expires or is cancelled or otherwise terminated, then the number of Shares available for issuance under the Plan shall increase, to the extent of any such forfeiture, expiration, cancellation or termination. For purposes of this Section 5(b), however, awards and options granted under any previous option of long-term incentive plan of the Company (other than a Substitute Award granted under any such plan) shall not be treated as Awards. For the avoidance of doubt, the number of Shares available for issuance under the Plan shall not be increased by: (i) the withholding of Shares as a result of the net settlement of an outstanding Option or SAR; (ii) the delivery of Shares to pay the exercise price or withholding taxes relating to an Award; or (iii) the repurchase of Shares on the open market using the proceeds of an Option’s exercise.

(c) Any Shares underlying Substitute Awards shall not be counted against the Shares available for granting Awards.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, of treasury Shares or of both.

(e) In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a), (ii) the number and type of Shares (or other securities, cash or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. Any such adjustment with respect to a “stock right” outstanding under the Plan, as defined in Section 409A of the Code, shall be made in a manner that is intended to avoid the imposition of any additional tax or penalty under Section 409A.

SECTION 6. OPTIONS.

(a) The Committee is hereby authorized to grant Options to Participants with the terms and conditions described in this Section 6 and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. Nothing contained in this Plan or in any resolution adopted or to be adopted by the Board or Committee shall constitute the granting of any Option hereunder. The number of Shares and the date of grant, which may not be earlier than the date on which the Committee or Board, as applicable, approves such grant shall be determined by the Committee and set forth in the Option Award Agreement.

(b) The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall be the Fair Market Value of a Share on the date of grant of such Option.

(c) The term of each Option shall be fixed by the Committee but shall not exceed 10 years.

(d) The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. Each Option granted pursuant to the Plan shall be evidenced by an Option Award Agreement between the Company and the Participant, in such form as the Committee shall from time to time approve. The number of Shares and the date of grant, which may not be earlier than the date on which the Committee approves such grant shall be determined by the Committee and set forth in the Option Award Agreement. Each Option Award Agreement shall also include a vesting schedule describing the date, event, or act upon which an Option shall vest, in whole or in part, with respect to all or a specified portion of the shares covered by such Option, provided that no Option Award shall vest sooner than 1/3 per year over the first three anniversaries of the Award. This condition shall not impose upon the Company any obligation to retain the Participant in its employ for any period. In addition, each Option Award Agreement shall comply with and be subject to all of the terms and conditions set forth in this Plan, including but not limited to the provisions of this Section 6 and Section 11 of the Plan.

(e) Options shall include Non-Qualified Stock Options and Incentive Stock Options and each Option Award Agreement shall specifically state what type of Option is being granted whether a Non-Qualified Stock Option or Incentive Stock Option. No Incentive Stock Option Award shall be granted to a Non-Employee Director, but shall be granted to Key Employees only. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder, but the Company makes no representation that any options will qualify, or continue to qualify as an Incentive Stock Option and makes no covenant to maintain Incentive Stock Option status.

(f) Effect of Key Employee Termination on Option Awards. Subject to the terms of the Plan, (and subject to compliance with Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder, in the case of Incentive Stock Options) unless provided otherwise by the Committee in the Option Awards, the following shall apply:

(i) Normal Retirement. Options that are not fully vested at the time a Key Employee terminates due to Normal Retirement will fully vest upon such termination, except that Performance based Options awarded under Section 8, and not fully vested at the time a Key Employee terminates due to Normal Retirement shall instead vest immediately upon achievement of the applicable Performance based criteria; such Awards will remain exercisable throughout their original term;

(ii) Death. Options that are not fully vested at the time a Key Employee terminates due to death will fully vest upon such termination; such Awards will remain exercisable for one year following termination, but in no event beyond the Award’s original expiration date;

(iii) Disability. Options that are not fully vested at the time a Key Employee terminates due to Disability will fully vest upon such termination; such Awards will remain exercisable throughout their original term;

(iv) Change in Control. See Section 11(a);

(v) For Cause. Options that have not vested at the time a Key Employee is terminated for Cause will be forfeited immediately; and

(vi) Other Termination. Options that are not fully vested at the time a Key Employee terminates for any other reason will be forfeited upon termination; any Options that have already vested by the termination date will remain exercisable for three months following termination.

(g) Effect of Termination of Service as a Non-Employee Director on Options. Subject to the terms of the Plan, unless provided otherwise by the Committee in the Option Award, the following shall apply:

(i) Normal Separation. Options that are not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than death, Change in Control, and For Cause will fully vest upon such termination, except that Performance based Options awarded under Section 8, and not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than death, Change in Control, and For Cause shall instead vest immediately upon achievement of the applicable Performance based criteria; such Awards will remain exercisable throughout their original term;

(ii) Death. Options that are not fully vested at the time a Non-Employee Director terminates due to death will fully vest upon such termination; such Awards will remain exercisable for one year following termination, but in no event beyond the Award’s original expiration date;

(iii) Change in Control. See Section 11(a); and

(iv) For Cause. Options that have not vested at the time a Non-Employee’s service is terminated For Cause will be forfeited immediately.

SECTION 7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the terms and conditions described in this Section 7 and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The vesting periods for Awards of Restricted Stock and Restricted Stock Units, shall be as the Committee determines in the Award Agreement, provided that no Award of Restricted Stock or Restricted Stock Units shall vest sooner than 1/3 per year over the first three anniversaries of the Award.

(b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Notwithstanding the foregoing, unless otherwise determined by the Committee or Board, as applicable, and provided in an Award Agreement, a Participant shall become a shareholder of the Company with respect to all Shares of Restricted Stock and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive dividends (or dividend equivalents); provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions, and evidenced in the same manner, as such Restricted Stock.

(c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, which legend shall be removed at the end of the applicable restriction period at the request of the Participant.

(d) Effect of Key Employee Termination on Restricted Stock Awards and Restricted Stock Unit Awards. Subject to the terms of the Plan, unless provided otherwise by the Committee in the Restricted Stock Award and Restricted Stock Unit Award, the following shall apply:

(i) Normal Retirement. Restricted Stock or Restricted Stock Units that are not fully vested at the time a Key Employee terminates due to Normal Retirement will fully vest upon such termination, except that Performance based Restricted Stock or Restricted Stock Units awarded under Section 8, and not fully vested at the time a Key Employee terminates due to Normal Retirement shall instead vest immediately upon achievement of the applicable Performance based criteria;

(ii) Death. Restricted Stock or Restricted Stock Units that are not fully vested at the time a Key Employee terminates due to death will fully vest upon such termination;

(iii) Disability. Restricted Stock or Restricted Stock Units that are not fully vested at the time a Key Employee terminates due to Disability will fully vest upon such termination;

(iv) Change in Control. See Section 11(a);

(v) For Cause. Restricted Stock or Restricted Stock Units that have not vested at the time a Key Employee is terminated for Cause will be forfeited immediately; and

(vi) Other Termination. Restricted Stock or Restricted Stock Units that are not fully vested at the time a Key Employee terminates for any other reason will be forfeited upon termination.

(e) Effect of Termination of Service as a Non-Employee Director on Restricted Stock or Restricted Stock Units. Subject to the terms of the Plan, unless provided otherwise by the Committee in the Restricted Stock Award or Restricted Stock Unit Award, the following shall apply:

(i) Normal Separation. Restricted Stock or Restricted Stock Units that are not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than For Cause or Change in Control will fully vest upon such termination, except that Performance based Restricted Stock or Restricted Stock Unites awarded under Section 8, and not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than death, For Cause or Change in Control shall instead vest immediately upon achievement of the applicable Performance based criteria;

(ii) Change in Control. See Section 11(a); and

(iii) For Cause. Restricted Stock or Restricted Stock Units that are not fully vested at the time a Non-Employee’s service is terminated For Cause will be forfeited immediately.

SECTION 8. PERFORMANCE UNITS.

(a) The Committee is hereby authorized to grant Performance Units to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) Subject to the terms of the Plan, a Performance Unit granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and/or Restricted Stock Units), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Unit, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Performance Awards may, by way of example and not limitation, set a minimum performance goal, target performance goal and/or maximum performance goal, or any or all of such goals, in the discretion of the Committee. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit granted and the amount of any payment or transfer to be made pursuant to any Performance Unit shall be determined by the Committee, provided that (i) the performance goals will be based on an objective formula, (ii) maximum payouts will be established at the time the performance goal is set, (iii) the performance goals will be set no later than ninety (90) days after the beginning of the performance period and (iv) the performance goals will be adjusted in the case of unforeseen events such as a merger. Unless otherwise stated in the Award, the Compensation Committee must certify in writing achievement of a performance goal before payment is made to a Participant respecting a Performance Unit.

SECTION 9. STOCK APPRECIATION RIGHTS (SARs).

(a) The Committee is hereby authorized to grant SARs to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.

(b) The term or date or dates of settlement of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant. The date of grant may not be earlier than the date on which the Committee or Board, as applicable, approves such grant. The vesting periods for SARs shall be specified in the SAR Award Agreement, provided that no SAR Award shall vest sooner that 1/3 per year over the first three anniversaries of the SAR Award.

(c) Settlement Date or Dates or Exercise of SARs:

(i) A SAR Award Agreement may specify a specific settlement date or dates, or may grant a term during which such SAR or SARs, if vested, may be exercised. With respect to a SAR Award Agreement that grants Participant a term during which vested SARs may be exercised by the Participant, the Participant may exercise any such SAR granted under this Plan with respect to all or any part of the number of vested SARs then exercisable under the terms of the written SAR Award Agreement by giving the Committee written notice of intent to exercise. The notice of exercise shall specify the number of SARs to be exercised under the Award and shall specify the date of exercise;

(ii) Each SAR, once vested, that is granted under the Plan shall be exercisable only on a settlement date or dates specified in the SAR Award Agreement or during a term established by the Committee as set forth in the applicable SAR Award Agreement and unless a specific settlement date or shorter term is so specified by the Committee in the SAR Award Agreement, the term shall be 10 years from the date of grant; and

(iii) The holder of a SAR shall not have any of the rights of a stockholder.

(d) Effect of Key Employee Termination on SAR Awards. Subject to the terms of the Plan, unless provided otherwise by the Committee in the SAR Award, the following shall apply:

(i) Normal Retirement. SARs that are not fully vested at the time a Key Employee terminates due to Normal Retirement will fully vest upon such termination, except that Performance based SARs awarded under Section 8, and not fully vested at the time a Key Employee terminates due to Normal Retirement shall instead vest immediately upon achievement of the applicable Performance based criteria; such Awards will remain exercisable throughout their original term;

(ii) Death. SARs that are not fully vested at the time a Key Employee terminates due to death will fully vest upon such termination; such Awards will remain exercisable for one year following termination, but in no event beyond the Award’s original expiration date;

(iii) Disability. SARs that are not fully vested at the time a Key Employee terminates due to Disability will fully vest upon such termination; such Awards will remain exercisable throughout their original term;

(iv) Change in Control. See Section 11(a);

(v) For Cause. SARs that have not vested at the time a Key Employee is terminated for Cause will be forfeited immediately; and

(vi) Other Termination. SARs that are not fully vested at the time a Key Employee terminates for any other reason will be forfeited upon termination; any SARs that have already vested by the termination date will remain exercisable for three months following termination.

(e) Effect of Termination of Service as a Non-Employee Director on SARs. Subject to the terms of the Plan, unless provided otherwise by the Committee in the SAR Award, the following shall apply:

(i) Normal Separation. SARs that are not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than death, Change in Control, and For Cause will fully vest upon such termination, except that Performance based SARs awarded under Section 8, and not fully vested at the time a Non-Employee Director ceases to serve on the Board for any reason other than death, Change in Control, and for Cause shall instead vest immediately upon achievement of the applicable Performance based criteria; such Awards will remain exercisable throughout their original term;

(ii) Death. SARs that are not fully vested at the time a Non-Employee Director terminates due to death will fully vest upon such termination; such Awards will remain exercisable for one year following termination, but in no event beyond the Award’s original termination date;

(iii) Change in Control. See Section 11(a); and

(iv) For Cause. SARs that have not vested at the time a Non-Employee Director’s service is terminated For Cause will be forfeited immediately.

SECTION 10. OTHER STOCK-BASED AWARDS.

The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

SECTION 11. GENERAL PROVISIONS APPLICABLE TO AWARDS.

(a) Change of Control. Unless otherwise provided, in the sole discretion of the Committee, in any Award Agreement, the following provisions shall apply with respect to a Change of Control:

(i) Vesting. Any Award not fully vested at the time a Participant terminates employment within the vesting period for the Award and on or after a Change of Control will become fully vested upon such termination and remain exercisable, as applicable, throughout its original term;

(ii) Assumption of Awards. If the successor or surviving corporation (or parent thereof) so agrees, some or all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction. If applicable, each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made; and

(iii) Payment for Awards. If the provisions of paragraph (a)(ii) above do not apply with respect to any particular outstanding Award, then the Committee may provide that all such outstanding Awards shall be cancelled as of the date of the Change in Control in exchange for a payment in cash and/or Shares (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to: (1) in the case of an Option or SAR, the excess of the Fair Market Value of the Shares on the date of the Change in Control covered by the vested portion of the Option or SAR that has not been exercised over the exercise or grant price of such Shares under the Award, provided that if such excess is zero, then the Option or SAR shall be cancelled without payment therefore; (2) in the case of Restricted Stock or Restricted Stock Units, the Fair Market Value of a Share on the date of the Change in Control multiplied by the number of vested Shares or units, as applicable.

(b) The Committee or Board, as applicable, shall determine whether Awards will be granted to Participants with or without cash consideration.

(c) No person shall have any rights under any Award unless and until the Company and the Participant to whom such Award is granted execute and deliver an Award Agreement or any other Award acknowledgment authorized by the Committee or Board, as applicable, that expressly grants the Award to such person. If there is any conflict between the provisions of an Award Agreement and the terms of the Plan, the terms of the Plan shall control.

(d) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company or an Affiliate. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or an Affiliate, may be granted either at the same time as or at a different times from the grant of such other Awards or awards.

(e) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in such form or forms as the Committee shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with Section 11 and rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or, with respect only to Awards other than Options and SARs, the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(f) Unless the Committee shall otherwise determine, (i) no Award, and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award, and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(g) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal, state or foreign securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee or Board, as applicable, may require each Participant or other person who acquires Shares under the Plan by means of an Award originally made to a Participant to represent to the Company in writing that such Participant or other person is acquiring the Shares without a view to the distribution thereof.

(h) Unless the Committee expressly determines otherwise in the Award Agreement, any Award of an Option, SAR, or Restricted Stock is intended to qualify as a stock right exempt under Section 409A of the Code, and the terms of the Award Agreement and any related rules and procedures adopted by the Committee shall reflect such intention. Unless the Committee expressly determines otherwise in the Award Agreement, with respect to any other Award that would constitute deferred compensation within the meaning of Section 409A of the Code, the Award Agreement shall set forth the time and form of payment and the election rights, if any, of the holder in a manner that is intended to avoid the imposition of additional taxes and penalties under Section 409A. The Company makes no representation or covenant that any Award granted under the Plan will comply with Section 409A.

(i) The Committee shall not have the authority to provide in any Award granted hereunder for the automatic award of an Option upon the exercise or settlement of such Award.

SECTION 12. AMENDMENT AND TERMINATION.

(a) Unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with the listing requirements of the NASDAQ Stock Market, Inc. or (ii) the consent of the affected Participants, if such action would adversely affect the rights of such Participants under any outstanding Award. No Award shall be granted after the termination of the Plan; provided that, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the date of the Plan’s termination, and, to the extent set forth in the Plan, the authority of the Committee or Board, as applicable, to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board or Committee to amend the Plan, shall extend beyond such date. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that (i) no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan; (ii) except as provided in Section 5(e), no such action shall reduce the exercise price of any Option or SAR established at the time of grant thereof; and (iii) except in connection with a corporate transaction involving the Company (including an event described in Section 5(e)), an Option or SAR may not be terminated in exchange for (x) a cash amount greater than the excess, if any, of the Fair Market Value of the underlying Shares on the date of cancellation over the exercise price times the number of Shares outstanding under the Award, (y) another Option or SAR with an exercise price that is less than the exercise price of the cancelled Option or SAR, or (z) any other type of Award. Any such action taken with respect to an Award intended to be a stock right exempt under Section 409A of the Code shall be consistent with the requirements for exemption under Section 409A, and any such action taken with respect to an Award that constitutes deferred compensation under Section 409A shall be in compliance with the requirements of Section 409A. The Committee also may modify any outstanding Awards to comply with Section 409A without consent from Participants. The Company makes no representation or covenant that any action taken pursuant to this Section 12(b) will comply with Section 409A.

(c) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such action taken with respect to an Award intended to be a stock right exempt under Section 409A of the Code shall be consistent with the requirements for exemption under Section 409A, and any such action taken with respect to an Award that constitutes deferred compensation under Section 409A shall be in compliance with the requirements of Section 409A. However, the Company makes no representation or covenants that Awards will comply with Section 409A.

(d) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 13. MISCELLANEOUS.

(a) No employee, independent contractor, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, independent contractors, Participants, or holders or beneficiaries of Awards, either collectively or individually, under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) The Committee may delegate to another committee of the Board, one or more officers or managers of the Company, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or any successor law of like import; provided, however, that any such delegation to management shall conform with the requirements of applicable West Virginia corporation law, as in effect from time to time.

(c) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes (including income tax, social insurance contributions, payment on account and other taxes) due in respect of an Award, its exercise, or any payment or transfer of Shares, cash or property under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash, Shares, other securities, other Awards or other property by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations of the Company for the payment of such taxes.

(d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment or terminate the services of an independent contractor, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.

(f) If any provision of the Plan or any Award is or is deemed at any time to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(i) Awards Not Includable for Benefit Purposes. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(j) Compliance with Laws. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and to Company policies that affect the issuance and/or transfer of Shares or other securities issued by the Company. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(i) obtaining any approvals from governmental agencies and national securities exchanges that the Company determines are necessary or advisable; and

(ii) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

(k) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Sections 5(e) and 12(c), the Committee, the Board and each other person is prohibited from decreasing the exercise price for any outstanding Option or Stock Appreciation Right granted to a Participant under this Plan after the date of grant or allowing a Participant to surrender an outstanding Option or Stock Appreciation Right granted under this Plan to the Company as consideration for the grant of cash, other Awards, or a new Option or a new Stock Appreciation Right with a lower exercise price.

(l) Unfunded Status of Plan. Unless otherwise determined by the Committee or Board, as applicable, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee or Board, as applicable) shall be no greater than the right of an unsecured general creditor of the Company.

(m) Headings. Section headings are used in the Plan for convenience only, do not constitute a part of the Plan, and shall not be deemed in any way to be material or relevant to the construction or interpretation of the Plan or any provision thereof.

(n) Severability. Whenever possible, each provision in the Plan and every Award and right at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award or right at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award or right at any time granted under the Plan shall remain in full force and effect.

(o) Gender; Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

SECTION 14. EFFECTIVE DATE OF THE PLAN.

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

SECTION 15. TERM OF THE PLAN.

The Plan shall terminate five (5) years from its effective date, but the termination shall not affect rights granted before the date of termination. No Award shall be granted under the Plan after the fifth anniversary of the effective date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee and the Board under Section 12 to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and to amend the Plan, shall extend beyond such date.

SECTION 16. GOVERNING LAW; DISPUTE RESOLUTION.

The Plan shall be construed in accordance with and governed by the laws of the State of West Virginia without giving effect to the principles of conflict of laws thereof.

Dispute Resolution. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of West Virginia and applicable federal laws, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Any dispute, controversy or claim between the Company and a recipient of an Award or other person arising out of or relating to the Plan or an Award Agreement shall be settled by arbitration conducted in the City of Charleston in accordance with the Commercial Rules of the American Arbitration Association then in force and West Virginia law within 30 days after written notice from one party to the other requesting that the matter be submitted to arbitration. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Failure to initiate arbitration within this time period will result in waiver of any right to bring arbitration or any other legal action with respect to the Plan, any Award or any Award Agreement. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The existence, contents or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. The parties shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company shall reimburse the Participant for all costs and expenses (including, without limitation, reasonable attorneys’ fees, arbitration and court costs and other related costs and expenses) the Participant reasonably incurs as a result of any dispute or contest regarding the Plan, any Award or any Award Agreement and the parties’ rights and obligations hereunder if, and when, the Participant prevails on at least one material claim; otherwise, each party shall be responsible for its own costs and expenses.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its corporate name by its corporate officer thereunto duly authorized, as of the date first above written.

UNITED BANKSHARES, INC.

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